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                                  EXHIBIT 99.1

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FOR IMMEDIATE RELEASE

                                         Contact:

                                         Albert G. McGrath, Jr. - CS Wireless
                                         972/398-5300

CS WIRELESS SYSTEMS, INC. ANNOUNCES CHANGE IN MANAGEMENT STRUCTURE

PLANO, Texas, February 19, 1999 - CS Wireless Systems, Inc. ("CS Wireless") today announced that the company's Chief Executive Officer, David E. Webb, has left CS Wireless to join a privately held entity formed to acquire and develop cable interests, wireless and hardwire, in various regions in the United States and Latin America. Mr. Webb has committed to be available to CS Wireless for a period of up to fourteen months in order to assist the company with its efforts to submit filings with the Federal Communications Commission for authorization for the two-way use of the MMDS spectrum and its restructuring initiatives. The company's Executive Vice President, Thomas Dixon, has resigned from the company to pursue cable opportunities in the mid-western region of the United States, but also committed to be available for up to one year to assist the company in connection with the two-way applications.

The company also announced a series of management changes designed to more closely align the interests and coordinate the efforts of the company with its largest stockholder, CAI Wireless Systems, Inc. (OTC:CWSS), relative to the filings to be made with the FCC. The changes will streamline the management structure of CS Wireless and CAI. Jared E. Abbruzzese, the Chief Executive Officer of CAI, will hold the title of Acting Chief Executive Officer of CS Wireless. Additionally, Derwood Edge, a Senior Vice President and the Chief Systems Officer of CAI, has assumed the title of Acting Chief Operating Officer of CS Wireless. CS Wireless' Senior Vice President - Finance, John Lund, has been named Chief Financial Officer of the Company.

Mr. Abbruzzese stated, "On behalf of CS Wireless and CAI Wireless, we extend our appreciation to Mr. Dixon who has been with the company since February 1996 and to Mr. Webb who joined the company in the capacity of Chief Executive Officer in March 1997. The companies are grateful that Messrs. Webb and Dixon have committed to be available to CS Wireless during a critical time period."

In conjunction with the management changes, CS Wireless also announced that it has entered into an agreement with CAI for the purpose of coordinating the efforts of both companies with respect to two-way applications and the various agreements required in order to submit such filings with the FCC. CS Wireless has agreed to retain the engineering staff of CAI and has conferred upon CAI, subject certain Board approvals, the authority necessary for CAI to analyze, design and implement all aspects of the frequency coordination necessary for the two-way applications. The agreement calls for CS Wireless to pay to CAI the costs of the personnel provided, including benefits, and the facility and equipment utilized by the CAI personnel in delivering the services.

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CAI and CS Wireless are developers, owners and operators of wireless telecommunications transport systems utilizing MMDS spectrum. Headquartered in Albany, New York, CAI has focused on the development of MMDS systems in the Northeast and Mid-Atlantic regions of the United States. It owns approximately 94% of the outstanding common stock of CS Wireless, which is headquartered in Plano, Texas. CS Wireless' markets are principally in the Southwestern and Mid-western regions of the United States.